10172 Linn Station Road
Louisville, KY 40223

September 28, 2011

To the Audit Committee of the Board of Directors of NTS Mortgage Income Fund (the “Audit Committee”):

NTS Development Company and Residential Management Company (collectively referred to herein as “NTS”) agree to defer amounts owed to them by the NTS Mortgage Income Fund or its subsidiaries (the “Fund”) as of September 10, 2011, and to permit any such amounts to accrue from the date of this agreement through December 31, 2011, other than as permitted by cash flows of the Fund.  As of September 10, 2011, the Fund owed $7,503,747.58 to NTS and their affiliates.

NTS further agrees to advance to the Fund such monies as are reasonably necessary to cover any shortfalls for expenses incurred between September 10, 2011 and December 31, 2011, and for those expenses provided for in the Fund’s 2011-2012 Budget as approved by the Fund’s Board of Directors through December 31, 2011.  Unless NTS otherwise agrees, any such advances shall exclude any principal repayments on the mortgage note owed by the Fund to PNC Bank, National Association.

The terms of any deferrals or advances from NTS will be presented to the Audit Committee for prior approval and may be documented through a promissory note or notes from the Fund to NTS or their affiliates which shall mature on December 31, 2011.  Any amounts so deferred or advanced by NTS shall accrue interest at the same rate as the NTS cost of funds rate which is currently 5.34%.

NTS has the financial ability to allow such deferrals and advances and will provide evidence of such upon reasonable request of the Audit Committee.

/s/ J.D. Nichols J.D. Nichols Chairman of NTS Development Company and Residential Management Company

/s/ Brian F. Lavin Brian F. Lavin President of NTS Development Company and Residential Management Company